EFFECTIVE JULY 29, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) July 29, 2015

Key Tronic Corporation
(Exact name of registrant as specified in its charter)

Washington	0-11559	91-0849125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4424 North Sullivan Road, Spokane Valley, Washington		99216
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (509) 928-8000
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
Incentive Compensation Plan Performance Goals and Target Payments
On July 29, 2015, the Board of Directors of Key Tronic Corporation (“Company”), upon the recommendation of its Compensation Committee, established the performance goals and target payment percentages for each participant in the incentive compensation plan (“Plan”) for the Company’s fiscal year 2016.
A minimum Company profit goal must be achieved in order for any payments to be made to participants in the Plan. Payments under the Plan for fiscal year 2016 will be based on three profit goal performance levels established by the Board: entry level, expected value level and overachievement level. Payments under the Plan will be a percentage of the participant’s base salary paid during fiscal year 2016.
The following executive officers of the Company are among the participants in the Plan: Craig D. Gates, President & CEO; Brett R. Larsen, Executive Vice President of Administration, CFO and Treasurer; Douglas G. Burkhardt, Executive Vice President of Worldwide Operations; and Philip S. Hochberg, Executive Vice President of Business Development. Under the Plan the potential payment percentages established by the Board for fiscal year 2016 for the President & CEO range from 5% of base salary paid during fiscal year 2016 if entry level performance is achieved to 100% if overachievement level performance is achieved. The potential payment percentages established by the Board for fiscal year 2016 for the Executive Vice President of Administration, CFO and Treasurer, the Executive Vice President of Worldwide Operations, and the Executive Vice President of Business Development range from 4% of base salary paid during fiscal year 2016 if entry level performance is achieved to 60% if overachievement level performance is achieved. Payment percentages will be interpolated for actual performance levels achieved between entry level and expected value level and between expected value level and overachievement level.
Payments under the Plan will be made as soon as administratively possible after the end of fiscal year 2016. A participant must be an active employee of the Company at the time payments are made under the Plan in order to receive a payment.
Fiscal Years 2016-2018 Long-Term Incentive Plan Performance Measures and Awards
On July 29, 2015, the Board of Directors upon recommendation of its Compensation Committee, established long term incentive plan performance measures for the three fiscal year period 2016 through 2018. The Board of Directors also approved target awards for the three year period for each of the Company’s officers and non-employee Directors. The fiscal 2016-2018 performance measures are based on a combination of sales growth targets compared to the industry and return on invested capital targets. No cash awards will be made to participants if actual Company performance does not exceed the minimum target performance measures. The payments after the end of fiscal year 2018 to the following executive officers for the three year performance period, if expected target performance measures are achieved, are as follows: Craig D. Gates, President and CEO - $300,000, Brett R. Larsen, Executive Vice President of Administration, CFO and Treasurer - $110,000, Douglas G. Burkhardt, Executive Vice President of Worldwide Operations - $110,000, and Philip S. Hochberg, Executive Vice President of Business Development - $110,000. The payment after the end of fiscal year 2018 to each non-employee Director of the Company and for Ronald F. Klawitter, former Executive Vice President of Administration, CFO and Treasurer, for said three year period, if expected target performance measures are achieved, is $20,000. Actual cash payments to participants under the target awards may be as much as 100% less than the target award amounts or as much as 50% greater than the target award amounts depending on the extent to which Company performance is less than or exceeds the expected target performance measures.

2010 Incentive Plan Awards
On July 29, 2015, the Board of Directors granted Stock Appreciation Rights (“SARS”) awards under the Company’s 2010 Incentive Plan, as amended and restated on October 23, 2014, to Craig D. Gates, President & CEO in the amount of 50,000 SARS, to Douglas G. Burkhardt, Executive Vice President of Worldwide Operations in the amount of 20,000 SARS, to Philip S. Hochberg, Executive Vice President of Business Development in the amount of 20,000 SARS and to Brett R. Larsen, Executive Vice President of Administration, CFO and Treasurer in the amount of 20,000 SARS. The Board of Directors also granted awards under the Plan to each non-employee Director of the Company and to Ronald F. Klawitter, former Executive Vice President of Administration, CFO and Treasurer in the amount of 7,500 SARS. These SARS will vest on the third anniversary of the grant date of the awards, and only to the extent the Company’s return on invested capital (“ROIC”) over the vesting period compared to the weighted average of a selected group of peer companies over the same period has reached the levels set forth below as of the vesting date:

Level	Performance Relative To Group Peer Companies	% of Award That Vests
Below Entry	< 90% of Industry Average	0%
Entry	90% of Industry Average	50%
Expected Value	Industry Average	75%
Overachievement	110% of Industry Average	100%
ROIC = Operating Income divided by (Assets - Interest Free Debt)
(Assets exclude cash and deferred tax assets)
The SARS expire five years from the grant date, subject to earlier termination in accordance with the terms of the 2010 Incentive Plan, as amended and restated on October 23, 2014, and Stock Appreciation Rights Agreement. The award or a portion of the award may be exercised by giving written notice to the Company, in form and substance satisfactory to the Company, which will state the election to exercise the award and the number of SARS being exercised. Upon the exercise of the award, the grantee will be entitled to receive payment in cash or common stock in an amount determined by multiplying: (a) the difference between the per share fair market value of the Common Stock of Key Tronic Corporation on the date of exercise over the per share base price of the SARS of $10.26 per share by (b) the number of SARS exercised.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY TRONIC CORPORATION (Registrant)
Date: July 30, 2015

	By:	/s/ Brett R. Larsen
Brett R. Larsen, Executive Vice President of Administration, CFO and Treasurer